Exhibit 99.1

   Emclaire Financial Corp. Reports Record Net Income for 2005 and
           Fourth Quarter and Announces Annual Meeting Date

    EMLENTON, Pa.--(BUSINESS WIRE)--Jan. 30, 2006--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $2.57 million or $2.03 per share for the year ended December 31, 2005, as compared to net income of $2.56 million or $2.02 per share for 2004. This represents a 1.0% improvement in net income.
    The Corporation's return on average equity decreased to 10.69% for 2005 compared to 11.08% in the prior year. The Corporation's return on average assets decreased slightly to 0.94% for 2005 compared to 0.96% in the prior year.
    For the fourth quarter ended December 31, 2005, the Corporation realized consolidated net income of $689,000 or $0.54 per share, as compared to net income of $784,000 or $0.62 per share for the same period last year. Return on annualized average equity and assets were 11.67% and 1.00%, respectively, for the quarterly period ended December 31, 2005, as compared to 13.28% and 1.15%, respectively, for the same period in the prior year.
    During 2005, the Corporation experienced sound balance sheet growth which contributed to the increase in earnings between 2005 and 2004. Total assets increased $2.2 million or 1.0% to $275.6 million, fueled by growth in total loans of $12.6 million or 7.0% to $192.5 million at December 31, 2005. Total customer deposits decreased $2.4 million or 1.0% to $230.5 million and investment securities, as a result from funding loan growth, decreased $7.1 million or 11.1% to $56.3 million at December 31, 2005.
    The Corporation remains well capitalized for future growth with stockholders' equity of $23.6 million or 8.6% of total assets. Stockholders' equity and book value per share remained unchanged at $23.6 million and $18.63 per share, respectively at December 31, 2005.
    Net income increased $16,000 or 1.0% to $2.57 million for 2005 versus $2.56 million in 2004. Contributing to this increase in earnings were increases in net interest income and noninterest income of $570,000 and $782,000, respectively, and a decrease in the provision for loan losses of $85,000. Offsetting this favorable variance were increases in noninterest expense and the provision for income taxes of $1.2 million and $184,000, respectively.
    Net interest income increased as a result of an increase in the volume of interest-earning assets of $7.1 million or 2.9% on an average balance basis to $255.3 million for 2005, compared to $248.2 million for 2004. Also contributing to the increase in net interest income was an increase in the yield on earning assets to 6.00% for 2005 from 5.81% for 2004. The volume of interest-bearing liabilities, including primarily customer deposits, increased $2.7 million or 1.3% to $206.1 million for 2005, compared to $203.4 million for 2004, while the cost of these liabilities increased to 2.70% for 2005 from 2.57% for 2004. The Corporation's interest rate spread increased to 3.30% for 2005, compared to 3.24% for the preceding year.
    The Corporation experienced balance sheet and earnings growth while noninterest expenses increased. Noninterest expenses increased $1.2 million or 15.6% to $9.1 million in 2005, compared to $7.9 million in 2004. This increase in noninterest expense was the result of increases in compensation and benefits expense as a result of normal salary and wage increases as well as the increase in full time equivalent employees, increases in occupancy and equipment expenses primarily as a result of additional depreciation related to a change in the estimated useful life of an asset and increases in other noninterest expenses mostly comprised of increases in software depreciation, travel expenses, credit bureau and loan expenses, collection expenses and bad checks and other losses.
    In addition to reporting earnings, the Corporation announced that the regular annual meeting of stockholders is to be held on Wednesday, May 17, 2006 at 11:00 AM at the Main Office Building in Emlenton, PA. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting is March 27, 2006.
    Emclaire Financial Corp. is the parent company of the Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson Counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF.OB".
    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                             -------------------- --------------------
                              Three month period       Year ended
                              ended December 31,      December 31,
                               2005      2004       2005      2004
                             -------------------- --------------------

 Interest income              $3,818      $3,551  $14,877     $13,953
 Interest expense              1,472       1,422    5,573       5,219
                             -------- ----------- -------- -----------
   Net interest income         2,346       2,129    9,304       8,734
 Provision for loan losses        60         120      205         290
 Noninterest income              985         958    3,317       2,535
 Noninterest expense           2,343       2,002    9,146       7,909
                             -------- ----------- -------- -----------
   Net income before
   provision
   for income taxes              928         965    3,270       3,070
 Provision for income taxes      239         181      697         513
                             -------- ----------- -------- -----------
 Net income                     $689        $784   $2,573      $2,557
                             ======== =========== ======== ===========

 Net income per share          $0.54       $0.62    $2.03       $2.02
 Dividends per share           $0.27       $0.25    $1.02       $0.94

 Return on annualized
  average assets                1.00%       1.15%    0.94%       0.96%
 Return on annualized
  average equity               11.67%      13.28%   10.69%      11.08%
 Yield on average interest-
  earning assets                6.17%       5.78%    6.00%       5.81%
 Cost of average interest-
  bearing liabilities           2.79%       2.74%    2.70%       2.57%
 Net interest margin            3.92%       3.54%    3.82%       3.71%

CONSOLIDATED FINANCIAL CONDITION DATA:

                                         As of                As of
                                      12/31/2005           12/31/2004
                                      -----------          -----------

 Total assets                           $275,615             $273,380
 Cash and equivalents                     10,367               14,624
 Securities                               56,304               63,362
 Loans                                   192,526              179,575
 Deposits                                230,503              232,874
 Borrowed funds                           19,500               15,000
 Stockholders' equity                     23,615               23,616

 Book value per share                     $18.63               $18.63

 Net loans to deposits                     83.52%               77.11%
 Allowance for loan losses
  to total loans                            0.96%                1.00%
 Earning assets to total
  assets                                   92.82%               92.86%
 Stockholders' equity to
  total assets                              8.57%                8.64%
 Shares common stock
  outstanding                          1,267,835            1,267,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox or Shelly L. Rhoades, 724-867-2311
             Email: srhoades@farmersnb.com